Exhibit 99.1

NEWS

Investor Relations Contact:	Marsha Morgan	FOR IMMEDIATE RELEASE
(817) 352-6452

Media Contact:	Richard Russack
(817) 867-6425

Burlington Northern Santa Fe Reports

First Quarter 2003 Results

•	First quarter 2003 earnings was $0.40 per share, before the cumulative effect adjustment for a change in accounting principle, compared with first quarter 2002 earnings of $0.45 per share. Including the cumulative effect adjustment of $0.10 per share after tax, first quarter 2003 earnings was $0.50 per share.

•	Freight revenues increased 3 percent to $2.20 billion for the first quarter 2003 compared with the 2002 first quarter.

•	Operating income was $346 million compared with $380 million a year ago, despite a $90 million fuel expense increase substantially driven by fuel prices.

FORT WORTH, Texas, April 22, 2003—Burlington Northern Santa Fe Corporation (BNSF) (NYSE: BNI) today reported first quarter 2003 earnings of $0.40, before the cumulative effect for a change in accounting principle. Including the cumulative effect adjustment of $0.10 per share after-tax, first quarter 2003 earnings was $0.50 per share.

“BNSF achieved year-over-year quarterly revenue growth for the first time since the second quarter of 2001. Excluding the impact of higher fuel prices, our operating expenses were essentially flat and the operating ratio would have been approximately 1 point lower than the first quarter of the prior year,” said Matthew K. Rose, BNSF Chairman, President and Chief Executive Officer. Rose said, “We believe revenue growth will continue this year along with earnings growth even though the outlook for certain segments of the U.S. economy continues to be cloudy.”

Freight revenues for the first quarter increased 3 percent to $2.20 billion compared with 2002 first quarter revenues of $2.14 billion, including a $16 million increase in revenue from

-more-

fuel surcharges. Consumer Products revenues increased $70 million, or 9 percent, to $848 million, as a result of record revenue levels in the international, truckload and perishable sectors. Coal revenues decreased $23 million, or 5 percent, to $485 million, as a result of lower volumes from the draw-down of utility stockpiles, utility maintenance outages and a March blizzard in the Powder River Basin. Industrial Products revenues grew $20 million or 4 percent to $511 million from increased steel, aluminum and clay shipments in the construction products sector and increased military-related and waste products shipments in the building products sector. Agricultural Products revenues declined $3 million, or one percent, to $358 million, largely because of reduced Pacific Northwest wheat-export demand.

Operating expenses of $1.89 billion were $103 million higher than the same 2002 period. Fuel expense was up $90 million, or 49 percent, to $274 million compared with the same 2002 period primarily as a result of an average increase of $0.29 per gallon in the cost of diesel fuel to $0.94 per gallon, which includes a hedge benefit of $0.08 per gallon. Purchased services expense increased $24 million to $299 million due to higher service contract expense for equipment maintenance and outsourcing of computing infrastructure.

Operating income was $346 million for the 2003 first quarter compared with $380 million for the same 2002 period. BNSF’s operating ratio was 84.3 percent for the 2003 first quarter compared with 82.2 percent in 2002.

Change in Accounting Principle

BNSF adopted Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations, on January 1, 2003. This statement disallows the accrual of asset retirement costs that are not legal obligations. The net cumulative effect of this accounting change on years prior to 2003 was an increase to Net income of $39 million, net of tax, or $0.10 per share, which is reflected in the cumulative effect adjustment recorded in the first quarter of 2003.

Common Stock Repurchases

During the 2003 first quarter, BNSF repurchased approximately 3 million shares of its common stock at an average price of $25.58 per share. This brings total repurchases under BNSF’s 150-million share-repurchase program to approximately 119 million shares as of March 31, 2003, at an average price of $25.96 per share since the program was announced in July 1997.

Through its subsidiary, The Burlington Northern and Santa Fe Railway Company, BNSF operates one of the largest railroad networks in North America, with 32,500 route miles covering 28 states and two Canadian provinces. BNSF is an industry leader in Web-enabling a variety of customer transactions at www.bnsf.com. The railway is among the world’s top transporters of intermodal traffic, moves more grain than any other American railroad, transports the mineral components of many of the products we depend on daily, and hauls enough coal to generate about 10 percent of the electricity produced in the United States.

Financial Information Follows.

Statements made in this release concerning projections or expectations of financial or operational performance, or concerning other future events or objectives or results, are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements involve a number of risks and uncertainties and actual results may differ materially from that projected or implied in those statements. Important factors that could cause such differences include, but are not limited to, economic and industry conditions: material adverse changes in economic or industry conditions, both within the United States and globally, customer demand, effects of adverse economic conditions affecting shippers, adverse economic conditions in the industries and geographic areas that produce and consume freight, competition and consolidation within the transportation industry, the extent to which BNSF is successful in gaining new long-term relationships with customers or retaining existing ones, changes in fuel prices, changes in the securities and capital markets, and changes in labor costs and labor difficulties, including stoppages affecting either BNSF’s operations or our customers’ abilities to deliver goods to BNSF for shipment; legal and regulatory factors: developments and changes in laws and regulations and the ultimate outcome of shipper and rate claims subject to adjudication, environmental investigations or proceedings and other types of claims and litigation; and operating factors: technical difficulties, changes in operating conditions and costs, competition, and commodity concentrations, the Company’s ability to achieve its operational and financial initiatives and to contain costs, as well as natural events such as severe weather, floods and earthquakes or other disruptions of the Company’s operating systems, structures, or equipment.

The Company cautions against placing undue reliance on forward-looking statements, which reflect its current beliefs and are based on information currently available to it as of the date a forward-looking statement is made. The Company undertakes no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event the Company does update any forward-looking statement, no inference should be made that the Company will make additional updates with respect to that statement, related matters, or any other forward-looking statement. Any corrections or revisions may appear in the Company’s public filings with the Securities and Exchange Commission, which are accessible at www.sec.gov or on the Company’s website at www.bnsf.com, and which you are advised to consult.

Burlington Northern Santa Fe Corporation

Consolidated Income Information

(Dollars in millions, except per share data)

	Three Months Ended March 31,
	2003	2002
Operating revenues
Freight revenues	$2,202	$2,138
Other revenues	30	25

Total operating revenues	2,232	2,163

Operating expenses
Compensation and benefits	715	714
Purchased services	299	275
Depreciation and amortization	226	230
Equipment rents	169	175
Fuel	274	184
Materials and other	203	205

Total operating expenses	1,886	1,783

Operating income	346	380
Interest expense	106	109
Other expense (income), net	2	(4)

Income before income taxes and cumulative effect of accounting change	238	275
Income tax expense	90	103

Income before cumulative effect of accounting change	148	172
Cumulative effect of accounting change, net of tax (a)	39	—

Net income	$187	$172

Diluted earnings per share before cumulative effect of accounting change	$0.40	$0.45

Diluted earnings per share after cumulative effect of accounting change	$0.50	$0.45

Diluted average shares outstanding (in millions)	373.4	385.5

Operating ratio (b)	84.3%	82.2%

(a)	Reflects the adoption of Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. This new standard changes the way the rail industry accounts for asset retirement costs.
(b)	Calculated as Total operating expenses less Other revenues divided by Freight revenues.

Burlington Northern Santa Fe Corporation

Consolidated Balance Sheet Information

(Dollars in millions, except per share amounts)

	March 31, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$65	$28
Accounts receivable, net	138	141
Materials and supplies	246	226
Current portion of deferred income taxes	287	314
Other current assets	100	82

Total current assets	836	791

Property and equipment, net	24,235	24,022

Other assets	966	954

Total assets	$26,037	$25,767

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and other current liabilities	$1,822	$1,918
Long-term debt due within one year	145	173

Total current liabilities	1,967	2,091

Long-term debt and commercial paper	6,857	6,641
Deferred income taxes	7,044	6,975
Casualty and environmental liabilities	451	444
Minimum pension liability	368	368
Employee merger and separation costs	162	170
Other liabilities	1,179	1,146

Total liabilities	18,028	17,835

Stockholders' equity:
Common stock and additional paid-in capital	5,677	5,669
Retained earnings	5,767	5,625
Treasury stock	(3,193)	(3,114)
Unearned compensation	(37)	(39)
Accumulated other comprehensive loss	(205)	(209)

Total stockholders' equity	8,009	7,932

Total liabilities and stockholders' equity	$26,037	$25,767

Book value per share	$21.47	$21.11

Common shares outstanding (in millions)	373.1	375.8

Net debt to total capitalization*	46.4%	46.1%

*	Net debt is calculated as total debt less Cash and cash equivalents, and capitalization is calculated as the sum of net debt and Total stockholders’ equity.

Burlington Northern Santa Fe Corporation

Consolidated Cash Flow Information

(in millions)

	Three Months Ended March 31,
	2003	2002
Operating activities

Net income	$187	$172
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	226	230
Deferred income taxes	69	68
Employee merger and separation costs paid	(10)	(20)
Cumulative effect of accounting change	(39)	—
Other—net	7	(3)
Changes in working capital	(113)	(91)

Net cash provided by operating activities	327	356

Investing activities

Capital expenditures	(340)	(260)
Other—net	(10)	(108)

Net cash used for investing activities	(350)	(368)

Financing activities

Net borrowings	179	96
Dividends paid	(45)	(46)
Purchase of BNSF common stock	(77)	(80)
Other financing activities	3	27

Net cash provided by (used for) financing activities	60	(3)

Increase (decrease) in cash and cash equivalents	37	(15)
Cash and cash equivalents:
Beginning of period	28	26

End of period	$65	$11

Supplemental Cash Flow Information*

Net cash provided by operating activities	$327	$356
Capital expenditures	(340)	(260)
Investing other—net	(10)	(108)
Dividends paid	(45)	(46)

Free cash flow	$(68)	$(58)

*	Management believes free cash flow is useful in evaluating the cash resources available to BNSF independent of Financing activities other than Dividends paid to its Shareholders.

Burlington Northern Santa Fe Corporation

Operating Statistics

	Three Months Ended March 31,
	2003	2002

Cars/units (in thousands)	2,042	1,927

Average revenue per car/unit	$1,078	$1,109

Revenue ton-miles (in millions)	120,899	120,122

Gross ton-miles (in millions)	217,311	212,461

RTM/GTM	0.56	0.57

Freight revenue/thousand RTM	$18.21	$17.80

Operating expense/thousand RTM	$15.60	$14.84

Freight revenue/thousand GTM	$10.13	$10.06

Operating expense/thousand GTM	$8.68	$8.39

Compensation and benefits/thousand GTM	$3.29	$3.36

Average employees	35,967	37,026

Period end employees	36,545	37,470

Thousand RTM/average employee	3,361	3,244

Thousand GTM/average employee	6,042	5,738

Gallons of fuel used (in millions)	292	283

Average price per gallon of fuel (cents) *	93.8	65.0

GTM/gallon of fuel	744	751

Freight train miles (in millions)	37	35

GTM/freight train hours (in thousands)	139	148

Route miles operated	32,495	32,908

*	Includes handling, taxes and hedge effect.

Burlington Northern Santa Fe Corporation

Revenue Statistics by Commodity

	Three Months Ended March 31,		Percent Change
	2003	2002
Revenues (in millions)
Intermodal	$696	$633	10.0%
Automotive	81	81	—
Other Consumer	71	64	10.9

Total Consumer	848	778	9.0

Industrial	511	491	4.1
Coal	485	508	(4.5)
Agricultural Products	358	361	(0.8)

Total freight revenue	2,202	2,138	3.0
Other revenue	30	25	20.0

Total revenues	$2,232	$2,163	3.2%

Cars/units (in thousands)
Intermodal	924	804	14.9%
Automotive	42	37	13.5
Other Consumer Products	40	39	2.6

Total Consumer Products	1,006	880	14.3

Industrial Products	343	332	3.3
Coal	487	511	(4.7)
Agricultural Products	206	204	1.0

Total cars/units	2,042	1,927	6.0%

Average revenue per car/unit
Intermodal	$753	$787	(4.3)%
Automotive	1,929	2,189	(11.9)
Other Consumer Products	1,775	1,641	8.2

Total Consumer Products	843	884	(4.6)

Industrial Products	1,490	1,479	0.7
Coal	996	994	0.2
Agricultural Products	1,738	1,770	(1.8)

Average revenue per car/unit	$1,078	$1,109	(2.8)%

Revenue ton-miles (in millions)
Intermodal	23,214	20,847	11.4%
Automotive	1,253	1,232	1.7
Other Consumer Products	3,067	2,978	3.0

Total Consumer Products	27,534	25,057	9.9

Industrial Products	23,272	22,188	4.9
Coal	47,874	50,573	(5.3)
Agricultural Products	22,219	22,304	(0.4)

Total revenue ton-miles	120,899	120,122	0.6%

Freight revenue per thousand ton-miles
Intermodal	$29.98	$30.36	(1.3)%
Automotive	64.64	65.75	(1.7)
Other Consumer Products	23.15	21.49	7.7

Total Consumer Products	30.80	31.05	(0.8)

Industrial Products	21.96	22.13	(0.8)
Coal	10.13	10.04	0.9
Agricultural Products	16.11	16.19	(0.5)

Freight revenue per thousand ton-miles	$18.21	$17.80	2.3%

Burlington Northern Santa Fe Corporation

Capital Expenditures and Track Maintenance

	Three Months Ended March 31,
	2003	2002
Capital expenditures (in millions)
Maintenance of way
Rail	$46	$43
Ties	51	55
Surfacing	25	23
Other	71	61

Total maintenance of way	193	182
Mechanical	22	28
Information services	10	18
Other	19	6

Total maintenance of business	244	234

New locomotive acquisitions	72	—
Terminal and line expansion	22	22
Other	2	4

Total capital expenditures	$340	$260

Operating lease commitments	$—	$6

Total capital commitments	$340	$266

Track maintenance
Track miles of rail laid
Maintenance of business	107	90
Expansion projects	4	—

Total	111	90

Cross ties inserted (thousands)
Maintenance of business	353	478
Expansion projects	1	1

Total	354	479

Track resurfaced (miles)	1,960	1,548